Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Class A Common Stock and Class B Common Stock

of

SPORT CHALET, INC.

at

$1.20 Net Per Share

Pursuant to the Offer to Purchase dated July 3, 2014

by

EVEREST MERGER SUB, INC.,

a wholly-owned subsidiary of

VESTIS RETAIL GROUP, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 1, 2014, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

July 3, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Everest Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Vestis Retail Group, LLC, a Delaware limited liability company (“Vestis”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Shares”), of Sport Chalet, Inc., a Delaware corporation (“Sport Chalet”), at a purchase price equal to $1.20 per Share (as such price per Share may be reduced pursuant to the Merger Agreement, the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated July 3, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF SPORT CHALET UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Sport Chalet’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of August 1, 2014, unless the Offer is extended or terminated in accordance with the terms of the Offer.

In the event that, prior to 12:00 midnight, New York City time, at the end of August 1, 2014, (the “Initial Expiration Date”) the number of Shares tendered into the Offer, together with Shares to be acquired by Vestis or Purchaser pursuant to the Stock Purchase Agreement (as defined in the Offer to Purchase) and the Shares issuable pursuant to the Top-Up Option (as defined in the Offer to Purchase), does not result in Vestis and Purchaser collectively owning shares equal to or in excess of 90% of each of the Class A Common Stock and the Class B Common Stock on a fully diluted basis (as calculated pursuant to the Merger Agreement) (each, a “Price Reduction Trigger”), the Offer Price will be reduced to $1.04 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the required 90% thresholds have been met in order to avoid a reduction in the Offer Price. Purchaser will publicly announce any such price reduction by 9:00 a.m., New York City time, on the business day following the Initial Expiration Date and extend the Offer for 10 business days from such announcement date. If the Offer is extended pursuant to the foregoing, holders may withdraw any previously tendered Shares by following the procedures described in Section 4 of the Offer to Purchase.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 30, 2014 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Vestis, Purchaser and Sport Chalet, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth therein, Purchaser will merge with and into Sport Chalet (the “Merger”), with Sport Chalet continuing as the surviving corporation of the Merger and as a wholly-owned subsidiary of Vestis. At the effective time of the Merger (the “Effective Time”), (i) each Share that is held by Vestis, Purchaser or Sport Chalet (as treasury stock or otherwise) or any of their respective direct or indirect subsidiaries or affiliates will be automatically cancelled and will cease to exist and (ii) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled as described in clause (i) above or Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 of the Offer to Purchase) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.

After careful consideration, the board of directors of Sport Chalet has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are advisable, and in the best interests of, its stockholders and (3) resolved to recommended that Sport Chalet’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, to the extent required by applicable law, adopt the Merger Agreement.

For Shares to be validly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the enclosed Notice of Guaranteed Delivery.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Georgeson Inc. as Information Agent) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us as Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Inc.

(866) 856-6388

Nothing contained herein or in the enclosed documents shall render you the agent of Vestis, Purchaser, Sport Chalet, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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